                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                               SCHEDULE 13G/A

                 Under the Securities Exchange Act of 1934
                              (Amendment No. 2)*

                         En Pointe Technologies, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                               29247F-10-8
                     ----------------------------------
                              (CUSIP Number)

                               April 12, 2000
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 29247F-10-8
          -----------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     JSL Holdings, LP
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     0
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     0
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------

ITEM 1.

    (a)   Name of Issuer
          En Point Technolgies, Inc.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
          100 North Sepulveda Boulevard, 19th Floor, El Segundo, CA  90245
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing
          JSL Holdings, LP
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
          P. O. Box 910507, San Diego, California 92191-0507
          ---------------------------------------------------------------------
    (c)   Citizenship
          USA
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
          Common Stock
          ---------------------------------------------------------------------
    (e)   CUSIP Number
          29247F-10-8
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) / / Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) / / An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:
        0
    ---------------------------------------------------------------------------

    (b) Percent of class:
        0
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
              0
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote
              0
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
              0
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of
              0
              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /X/

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Inapplicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Inapplicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Inapplicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Inapplicable

ITEM 10. CERTIFICATION

    (a)        Inapplicable

    (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     May 14, 2001
                                       ----------------------------------------
                                                         Date

                                                /s/ JSL Holdings, LP
                                       ----------------------------------------
                                                      Signature


                                                 JSL Enterprises, LLC

                                        /s/ John W. Laurienti, managing member
                                       ----------------------------------------
                                                      Name/Title

------------------------------------------------------------------------------------------------------
      FIRM              DATE         SHARES PURCHASED   SHARES SOLD       COST          PROCEEDS
------------------------------------------------------------------------------------------------------
      ENPT           03-Jan-00                   3,000                        28.75         86,250.00
------------------------------------------------------------------------------------------------------
      ENPT           03-Jan-00                   2,100                           30         63,000.00
------------------------------------------------------------------------------------------------------
      ENPT           03-Jan-00                   2,000                       29.625         59,250.00
------------------------------------------------------------------------------------------------------
      ENPT           03-Jan-00                   1,800                        28.75         51,750.00
------------------------------------------------------------------------------------------------------
      ENPT           03-Jan-00                   1,600                         29.5         47,200.00
------------------------------------------------------------------------------------------------------
      ENPT           03-Jan-00                   1,000                         28.5         28,500.00
------------------------------------------------------------------------------------------------------
      ENPT           03-Jan-00                   1,000                      29.8125         29,812.50
------------------------------------------------------------------------------------------------------
      ENPT           03-Jan-00                     600                        29.25         17,550.00
------------------------------------------------------------------------------------------------------
      ENPT           03-Jan-00                   4,000                        28.25        113,000.00
------------------------------------------------------------------------------------------------------
      ENPT           04-Jan-00                   4,000                        29.25        117,000.00
------------------------------------------------------------------------------------------------------
      ENPT           04-Jan-00                   1,000                           29         29,000.00
------------------------------------------------------------------------------------------------------
      ENPT           04-Jan-00                   1,000                           29         29,000.00
------------------------------------------------------------------------------------------------------
      ENPT           06-Jan-00                     400                        39.75         15,900.00
------------------------------------------------------------------------------------------------------
      ENPT           06-Jan-00                   4,400                        39.75        174,900.00
------------------------------------------------------------------------------------------------------
      ENPT           06-Jan-00                   3,300                        39.25        129,525.00
------------------------------------------------------------------------------------------------------
      ENPT           06-Jan-00                   1,000                        39.25         39,250.00
------------------------------------------------------------------------------------------------------
      ENPT           06-Jan-00                     100                        39.25          3,925.00
------------------------------------------------------------------------------------------------------
      ENPT           06-Jan-00                     600                        39.25         23,550.00
------------------------------------------------------------------------------------------------------
      ENPT           06-Jan-00                     200                           39          7,800.00
------------------------------------------------------------------------------------------------------
      ENPT           06-Jan-00                   2,700                           39        105,300.00
------------------------------------------------------------------------------------------------------
      ENPT           06-Jan-00                   1,000                           39         39,000.00
------------------------------------------------------------------------------------------------------
      ENPT           06-Jan-00                     100                         38.5          3,850.00
------------------------------------------------------------------------------------------------------
      ENPT           06-Jan-00                     100                         38.5          3,850.00
------------------------------------------------------------------------------------------------------
      ENPT           06-Jan-00                     100                         38.5          3,850.00
------------------------------------------------------------------------------------------------------
      ENPT           06-Jan-00                   1,200                        38.75         46,500.00
------------------------------------------------------------------------------------------------------
      ENPT           06-Jan-00                     100                        38.75          3,875.00
------------------------------------------------------------------------------------------------------
      ENPT           06-Jan-00                   1,000                        38.75         38,750.00
------------------------------------------------------------------------------------------------------
      ENPT           06-Jan-00                   1,000                       38.625         38,625.00
------------------------------------------------------------------------------------------------------
      ENPT           06-Jan-00                     700                       38.625         27,037.50
------------------------------------------------------------------------------------------------------
      ENPT           06-Jan-00                   1,000                      38.1875         38,187.50
------------------------------------------------------------------------------------------------------
      ENPT           06-Jan-00                   5,000                           40        200,000.00
------------------------------------------------------------------------------------------------------
      ENPT           06-Jan-00                   4,400                       39.875        175,450.00
------------------------------------------------------------------------------------------------------
      ENPT           06-Jan-00                   1,000                           38         38,000.00
------------------------------------------------------------------------------------------------------
      ENPT           06-Jan-00                     600                       39.375         23,625.00  comm
------------------------------------------------------------------------------------------------------
      ENPT           07-Jan-00                   5,000                           37        185,000.00         650
------------------------------------------------------------------------------------------------------
      ENPT           10-Jan-00                   5,000                        38.25        191,250.00
------------------------------------------------------------------------------------------------------
      ENPT           10-Jan-00                   5,000                           40        200,000.00
------------------------------------------------------------------------------------------------------
      ENPT           10-Jan-00                   4,700                         39.5        185,650.00
------------------------------------------------------------------------------------------------------
      ENPT           10-Jan-00                   2,600                           39        101,400.00
------------------------------------------------------------------------------------------------------
      ENPT           10-Jan-00                   2,400                         38.5         92,400.00
------------------------------------------------------------------------------------------------------
      ENPT           10-Jan-00                     200                       39.125          7,825.00
------------------------------------------------------------------------------------------------------
      ENPT           10-Jan-00                     100                      39.0625          3,906.25
------------------------------------------------------------------------------------------------------
      ENPT           12-Jan-00                   2,800                       34.125         95,550.00
------------------------------------------------------------------------------------------------------
      ENPT           12-Jan-00                     600                       34.125         20,475.00
------------------------------------------------------------------------------------------------------
      ENPT           12-Jan-00                   1,600                       34.125         54,600.00
------------------------------------------------------------------------------------------------------
      ENPT           13-Jan-00                     400                           32         12,800.00
------------------------------------------------------------------------------------------------------
      ENPT           13-Jan-00                   1,800                           32         57,600.00
------------------------------------------------------------------------------------------------------
      ENPT           13-Jan-00                   1,000                           32         32,000.00
------------------------------------------------------------------------------------------------------
      ENPT           13-Jan-00                   1,000                           32         32,000.00
------------------------------------------------------------------------------------------------------
      ENPT           13-Jan-00                     700                      31.9375         22,356.25
------------------------------------------------------------------------------------------------------
      ENPT           13-Jan-00                     100                        31.75          3,175.00
------------------------------------------------------------------------------------------------------
      ENPT           13-Jan-00                   2,700                         30.5         82,350.00
------------------------------------------------------------------------------------------------------
      ENPT           13-Jan-00                   1,100                         30.5         33,550.00
------------------------------------------------------------------------------------------------------
      ENPT           13-Jan-00                     500                         30.5         15,250.00
------------------------------------------------------------------------------------------------------
      ENPT           13-Jan-00                     100                         30.5          3,050.00
------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
      FIRM              DATE         SHARES PURCHASED   SHARES SOLD       COST          PROCEEDS
------------------------------------------------------------------------------------------------------
      ENPT           13-Jan-00                     100                         30.5          3,050.00
------------------------------------------------------------------------------------------------------
      ENPT           13-Jan-00                     300                         30.5          9,150.00
------------------------------------------------------------------------------------------------------
      ENPT           13-Jan-00                     200                         30.5          6,100.00
------------------------------------------------------------------------------------------------------
      ENPT           11-Feb-00                   4,900                       40.125        196,612.50
------------------------------------------------------------------------------------------------------
      ENPT           11-Feb-00                   3,000                         38.5        115,500.00
------------------------------------------------------------------------------------------------------
      ENPT           11-Feb-00                   2,000                           39         78,000.00
------------------------------------------------------------------------------------------------------
      ENPT           11-Feb-00                     100                           39          3,900.00
------------------------------------------------------------------------------------------------------
      ENPT           14-Feb-00                   2,000                        38.25         76,500.00
------------------------------------------------------------------------------------------------------
      ENPT           14-Feb-00                   1,000                        38.25         38,250.00
------------------------------------------------------------------------------------------------------
      ENPT           14-Feb-00                     700                           39         27,300.00
------------------------------------------------------------------------------------------------------
      ENPT           14-Feb-00                     700                        38.25         26,775.00
------------------------------------------------------------------------------------------------------
      ENPT           14-Feb-00                     555                       38.375         21,298.13
------------------------------------------------------------------------------------------------------
      ENPT           14-Feb-00                     300                       38.125         11,437.50
------------------------------------------------------------------------------------------------------
      ENPT           14-Feb-00                     300                           38         11,400.00
------------------------------------------------------------------------------------------------------
      ENPT           14-Feb-00                   2,000                       37.875         75,750.00
------------------------------------------------------------------------------------------------------
      ENPT           15-Feb-00                   1,000                        37.75         37,750.00
------------------------------------------------------------------------------------------------------
      ENPT           15-Feb-00                   1,000                         37.5         37,500.00
------------------------------------------------------------------------------------------------------
      ENPT           16-Feb-00                   1,900                      38.9375         73,981.25
------------------------------------------------------------------------------------------------------
      ENPT           16-Feb-00                   1,000                      38.5625         38,562.50
------------------------------------------------------------------------------------------------------
      ENPT           16-Feb-00                     100                       37.875          3,787.50
------------------------------------------------------------------------------------------------------
      ENPT           16-Feb-00                   1,000                       39.625         39,625.00
------------------------------------------------------------------------------------------------------
      ENPT           16-Feb-00                   1,000                       39.625         39,625.00
------------------------------------------------------------------------------------------------------
      ENPT           16-Feb-00                   1,000                           40         40,000.00
------------------------------------------------------------------------------------------------------
      ENPT           16-Feb-00                   1,000                      40.0625         40,062.50
------------------------------------------------------------------------------------------------------
      ENPT           16-Feb-00                   1,000                       40.375         40,375.00
------------------------------------------------------------------------------------------------------
      ENPT           16-Feb-00                     100                       40.375          4,037.50
------------------------------------------------------------------------------------------------------
      ENPT           16-Feb-00                     100                       40.375          4,037.50
------------------------------------------------------------------------------------------------------
      ENPT           16-Feb-00                     700                       40.375         28,262.50
------------------------------------------------------------------------------------------------------
      ENPT           16-Feb-00                     800                        40.25         32,200.00
------------------------------------------------------------------------------------------------------
      ENPT           16-Feb-00                     200                        40.25          8,050.00
------------------------------------------------------------------------------------------------------
      ENPT           16-Feb-00                   1,000                        40.25         40,250.00
------------------------------------------------------------------------------------------------------
      ENPT           16-Feb-00                   1,000                        41.25         41,250.00
------------------------------------------------------------------------------------------------------
      ENPT           16-Feb-00                   1,000                        41.75         41,750.00
------------------------------------------------------------------------------------------------------
      ENPT           16-Feb-00                     100                        41.75          4,175.00
------------------------------------------------------------------------------------------------------
      ENPT           16-Feb-00                     800                           44         35,200.00
------------------------------------------------------------------------------------------------------
      ENPT           16-Feb-00                   4,400                           44        193,600.00
------------------------------------------------------------------------------------------------------
      ENPT           16-Feb-00                   1,000                           44         44,000.00
------------------------------------------------------------------------------------------------------
      ENPT           16-Feb-00                   1,000                       44.875         44,875.00
------------------------------------------------------------------------------------------------------
      ENPT           16-Feb-00                     100                           39          3,900.24  TDW
------------------------------------------------------------------------------------------------------
      ENPT           16-Feb-00                   2,000                           39         78,012.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           16-Feb-00                   3,000                         38.5        115,512.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           16-Feb-00                   4,900                       40.125        196,624.26  TDW
------------------------------------------------------------------------------------------------------
      ENPT           17-Feb-00                     300                           38         11,412.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           17-Feb-00                     300                       38.125         11,441.10  TDW
------------------------------------------------------------------------------------------------------
      ENPT           17-Feb-00                     555                       38.375         21,310.13  TDW
------------------------------------------------------------------------------------------------------
      ENPT           17-Feb-00                     700                        38.25         26,787.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           17-Feb-00                     700                           39         27,308.40  TDW
------------------------------------------------------------------------------------------------------
      ENPT           17-Feb-00                   1,000                        38.25         38,262.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           17-Feb-00                   2,000                        38.25         76,512.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           17-Feb-00                   2,500                         45.5        113,750.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           18-Feb-00                   1,000                         37.5         37,512.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           18-Feb-00                   1,000                        37.75         37,762.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           18-Feb-00                   2,000                       37.875         75,762.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           18-Feb-00                   1,900                         47.5         90,250.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           18-Feb-00                   1,000                           46         46,000.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           18-Feb-00                   1,000                       47.375         47,375.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           18-Feb-00                   1,000                       47.375         47,375.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           18-Feb-00                   1,000                       47.375         47,375.00  TDW
------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
      FIRM              DATE         SHARES PURCHASED   SHARES SOLD       COST          PROCEEDS
------------------------------------------------------------------------------------------------------
      FIRM              DATE         SHARES PURCHASED   SHARES SOLD       COST          PROCEEDS
------------------------------------------------------------------------------------------------------
      ENPT           18-Feb-00                   1,000                       48.125         48,125.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           18-Feb-00                     600                         46.5         27,900.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           18-Feb-00                     500                           48         24,000.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           18-Feb-00                     500                      47.4375         23,718.75  TDW
------------------------------------------------------------------------------------------------------
      ENPT           22-Feb-00                     100                        41.75          4,176.20  TDW
------------------------------------------------------------------------------------------------------
      ENPT           22-Feb-00                     900                           44         39,610.80  TDW
------------------------------------------------------------------------------------------------------
      ENPT           22-Feb-00                   1,000                       44.875         44,887.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           22-Feb-00                   1,000                      40.0625         40,074.50  TDW
------------------------------------------------------------------------------------------------------
      ENPT           22-Feb-00                   1,000                        40.25         40,262.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           22-Feb-00                   1,000                        41.25         41,262.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           22-Feb-00                   1,000                      38.5625         38,574.50  TDW
------------------------------------------------------------------------------------------------------
      ENPT           22-Feb-00                   1,000                       39.625         39,637.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           22-Feb-00                   1,000                           40         40,012.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           22-Feb-00                   1,000                       39.625         39,637.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           22-Feb-00                   1,000                       40.375         40,387.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           22-Feb-00                   1,000                        41750         41,762.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           22-Feb-00                   1,000                       40.375         40,387.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           22-Feb-00                   1,000                           44         44,012.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           22-Feb-00                   1,000                        40.25         40,262.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           22-Feb-00                   1,900                      38.9375         73,992.65  TDW
------------------------------------------------------------------------------------------------------
      ENPT           23-Feb-00                   2,500                         45.5        113,762.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           24-Feb-00                     500                      47.4375         23,730.75  TDW
------------------------------------------------------------------------------------------------------
      ENPT           24-Feb-00                     500                           48         24,012.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           24-Feb-00                     600                         46.5         27,902.88  TDW
------------------------------------------------------------------------------------------------------
      ENPT           24-Feb-00                   1,000                       48.125         48,137.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           24-Feb-00                   1,000                       47.375         47,387.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           24-Feb-00                   1,000                       47.375         47,387.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           24-Feb-00                   1,000                       47.375         47,387.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           24-Feb-00                   1,000                           46         46,012.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           24-Feb-00                   1,900                         47.5         90,259.12  TDW
------------------------------------------------------------------------------------------------------
      ENPT           24-Feb-00                     500                       45.375         22,687.50
------------------------------------------------------------------------------------------------------
      ENPT           24-Feb-00                     500                       45.625         22,812.50
------------------------------------------------------------------------------------------------------
      ENPT           25-Feb-00                   5,000                           53        265,000.00
------------------------------------------------------------------------------------------------------
      ENPT           25-Feb-00                   5,000                           53        265,000.00
------------------------------------------------------------------------------------------------------
      ENPT           25-Feb-00                   2,000                           51        102,000.00
------------------------------------------------------------------------------------------------------
      ENPT           25-Feb-00                   1,500                        52.25         78,375.00
------------------------------------------------------------------------------------------------------
      ENPT           25-Feb-00                   1,000                           53         53,000.00
------------------------------------------------------------------------------------------------------
      ENPT           25-Feb-00                   1,000                        52.25         52,250.00
------------------------------------------------------------------------------------------------------
      ENPT           25-Feb-00                   1,000                           46         46,000.00
------------------------------------------------------------------------------------------------------
      ENPT           25-Feb-00                   1,000                           52         52,000.00
------------------------------------------------------------------------------------------------------
      ENPT           25-Feb-00                     500                      52.9375         26,468.75
------------------------------------------------------------------------------------------------------
      ENPT           28-Feb-00                     200                       50.625         10,125.00
------------------------------------------------------------------------------------------------------
      ENPT           28-Feb-00                     200                       50.625         10,125.00
------------------------------------------------------------------------------------------------------
      ENPT           28-Feb-00                     200                       50.625         10,125.00
------------------------------------------------------------------------------------------------------
      ENPT           28-Feb-00                     400                       50.625         20,250.00
------------------------------------------------------------------------------------------------------
      ENPT           28-Feb-00                   1,000                           51         51,000.00
------------------------------------------------------------------------------------------------------
      ENPT           28-Feb-00                     100                       46.875          4,687.50
------------------------------------------------------------------------------------------------------
      ENPT           28-Feb-00                   1,200                        47.25         56,700.00
------------------------------------------------------------------------------------------------------
      ENPT           28-Feb-00                     800                        47.25         37,800.00
------------------------------------------------------------------------------------------------------
      ENPT           28-Feb-00                     800                           47         37,600.00
------------------------------------------------------------------------------------------------------
      ENPT           28-Feb-00                   1,000                           47         47,000.00
------------------------------------------------------------------------------------------------------
      ENPT           28-Feb-00                     100                           47          4,700.00
------------------------------------------------------------------------------------------------------
      ENPT           28-Feb-00                     100                           47          4,700.00
------------------------------------------------------------------------------------------------------
      ENPT           28-Feb-00                     500                           47         23,500.00
------------------------------------------------------------------------------------------------------
      ENPT           28-Feb-00                     100                           47          4,700.00
------------------------------------------------------------------------------------------------------
      ENPT           28-Feb-00                   1,000                           47         47,000.00
------------------------------------------------------------------------------------------------------
      ENPT           28-Feb-00                   1,000                           47         47,000.00
------------------------------------------------------------------------------------------------------
      ENPT           28-Feb-00                     300                           47         14,100.00
------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
      FIRM              DATE         SHARES PURCHASED   SHARES SOLD       COST          PROCEEDS
------------------------------------------------------------------------------------------------------
      ENPT           28-Feb-00                   1,000                      47.9375         47,937.50
------------------------------------------------------------------------------------------------------
      ENPT           28-Feb-00                     900                        48.25         43,425.00
------------------------------------------------------------------------------------------------------
      ENPT           28-Feb-00                     100                        48.25          4,825.00
------------------------------------------------------------------------------------------------------
      ENPT           28-Feb-00                     100                        48.25          4,825.00
------------------------------------------------------------------------------------------------------
      ENPT           28-Feb-00                     500                      48.1875         24,093.75
------------------------------------------------------------------------------------------------------
      ENPT           28-Feb-00                     100                       48.375          4,837.50
------------------------------------------------------------------------------------------------------
      ENPT           28-Feb-00                     100                       48.375          4,837.50
------------------------------------------------------------------------------------------------------
      ENPT           28-Feb-00                     800                       48.375         38,700.00
------------------------------------------------------------------------------------------------------
      ENPT           28-Feb-00                   1,000                        48.25         48,250.00
------------------------------------------------------------------------------------------------------
      ENPT           28-Feb-00                     400                        48.25         19,300.00
------------------------------------------------------------------------------------------------------
      ENPT           29-Feb-00                     500                       45.625         22,812.50  TDW
------------------------------------------------------------------------------------------------------
      ENPT           29-Feb-00                     500                       45.375         22,699.50  TDW
------------------------------------------------------------------------------------------------------
      ENPT           01-Mar-00                     500                      52.9375         26,480.75  TDW
------------------------------------------------------------------------------------------------------
      ENPT           01-Mar-00                   1,000                           52         52,012.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           01-Mar-00                   1,000                           46         46,012.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           01-Mar-00                   1,000                        52.25         52,262.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           01-Mar-00                   1,000                           53         53,012.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           01-Mar-00                   1,500                        52.25         78,387.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           01-Mar-00                   2,000                           51        102,012.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           01-Mar-00                   5,000                           53        265,012.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           01-Mar-00                   5,000                           53        265,012.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           02-Mar-00                     100                       46.875          4,687.74  TDW
------------------------------------------------------------------------------------------------------
      ENPT           02-Mar-00                     500                      48.1875         24,099.75  TDW
------------------------------------------------------------------------------------------------------
      ENPT           02-Mar-00                     500                        48.25         24,131.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           02-Mar-00                   1,000                           51         51,012.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           02-Mar-00                   1,000                       50.625         50,637.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           02-Mar-00                   1,000                       48.375         48,387.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           02-Mar-00                   1,000                      47.9375         47,949.50  TDW
------------------------------------------------------------------------------------------------------
      ENPT           02-Mar-00                   1,000                        48.25         48,262.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           02-Mar-00                   1,000                        48.25         48,262.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           02-Mar-00                   2,000                        47.25         94,512.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           02-Mar-00                   4,900                           47        230,311.76  TDW
------------------------------------------------------------------------------------------------------
      ENPT           28-Mar-00                   1,000                      41.8125         41,824.50  TDW
------------------------------------------------------------------------------------------------------
      ENPT           28-Mar-00                   1,000                           42         42,012.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           28-Mar-00                   1,000                      42.9375         42,949.50  TDW
------------------------------------------------------------------------------------------------------
      ENPT           31-Mar-00                     500                         38.5         19,262.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           03-Apr-00                     100                         35.5          3,552.40  TDW
------------------------------------------------------------------------------------------------------
      ENPT           03-Apr-00                     100                        35.75          3,577.40  TDW
------------------------------------------------------------------------------------------------------
      ENPT           03-Apr-00                     100                           36          3,602.40  TDW
------------------------------------------------------------------------------------------------------
      ENPT           03-Apr-00                     200                      35.9375          7,192.30  TDW
------------------------------------------------------------------------------------------------------
      ENPT           03-Apr-00                     500                        34.25         17,137.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           03-Apr-00                     500                      34.9375         17,480.75  TDW
------------------------------------------------------------------------------------------------------
      ENPT           06-Apr-00                     500                        34.25         17,225.00
------------------------------------------------------------------------------------------------------
      ENPT           06-Apr-00                     400                         34.5         13,840.00
------------------------------------------------------------------------------------------------------
      ENPT           06-Apr-00                     500                       32.875         16,545.50
------------------------------------------------------------------------------------------------------
      ENPT           06-Apr-00                     500                       34.625         17,362.50
------------------------------------------------------------------------------------------------------
      ENPT           06-Apr-00                     100                         34.5          3,460.00
------------------------------------------------------------------------------------------------------
      ENPT           07-Apr-00                     100                      35.9375          3,593.75
------------------------------------------------------------------------------------------------------
      ENPT           07-Apr-00                     100                           36          3,663.00
------------------------------------------------------------------------------------------------------
      ENPT           07-Apr-00                     100                      35.9375          3,593.75
------------------------------------------------------------------------------------------------------
      ENPT           07-Apr-00                     100                       35.375          3,537.50
------------------------------------------------------------------------------------------------------
      ENPT           10-Apr-00                     500                           31         15,512.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           10-Apr-00                     500                           32         16,012.00  TDW
------------------------------------------------------------------------------------------------------
      ENPT           11-Apr-00                     500                      34.3125         17,168.25  TDW
------------------------------------------------------------------------------------------------------
      ENPT           11-Apr-00                     500                      34.3125         17,168.25  TDW
------------------------------------------------------------------------------------------------------
      ENPT           11-Apr-00                     500                       33.625         16,824.50  TDW
------------------------------------------------------------------------------------------------------

                                               266,210 Total                            11,016,926.91
                                                                                                      ------------------
                                                                                       COST BASIS           41.38434659
                                                                                                      ------------------

                 Margin Debt                                         Cost 99             6,414,736.58       1999
                 Margin Interest                                     Cost 00            11,016,926.91       2000
                                                                                    ------------------
                                                                     Total Cost         17,431,663.49


========================================================================================================================
      SOLD                       MERRILL LYNCH          SHARES           FIRM                     LIQUIDATION PROCEEDS
========================================================================================================================
      ENPT margin liquidation      4/14/2000            -65000 ML                                  860,720.59
                                                                                             ------------------
                                                                               Total Sale        $ 860,720.59

                                                       -----------------------------------------------------------------
                                                       NEGATIVE MARGIN DEBT             $ (604,531.11)AS OF 1-31-01
                                                       -----------------------------------------------------------------

========================================================================================================================
      SOLD                         TD WATERHOUSE          SHARES           FIRM        LIQUIDATION PROCEEDS
========================================================================================================================
      ENPT margin liquidation      2/28/2000               2000 TDW         47                  96984.76
      ENPT margin liquidation      2/28/2000               2000 TDW         48.5                97484.75
      ENPT margin liquidation      4/12/2000                300 TDW         27.75                8312.72
      ENPT margin liquidation      4/12/2000               1000 TDW         28                  27987.06
      ENPT margin liquidation      4/12/2000               1000 TDW         28.5                28487.05
      ENPT margin liquidation      4/12/2000               1200 TDW         27.5                32986.9
      ENPT margin liquidation      4/13/2000               1000 TDW         15.5625             15549.98
      ENPT margin liquidation      4/13/2000               1000 TDW         15.75               15737.47
      ENPT margin liquidation      4/13/2000               2000 TDW         15.25               30486.98
                                            -------------------                         ------------------
                                                         11,500         Total Sale          $ 354,017.67


Transferred out     delivered to FU             180555

                                                       -----------------------------------------------------------------
                                                       NEGATIVE MARGIN DEBT              $ (15,364.87)AS OF 10-31-00
                                                       -----------------------------------------------------------------

========================================================================================================================
      SOLD                        FIRST UNION           SHARES           FIRM             LIQUIDATION PROCEEDS
========================================================================================================================
      ENPT margin liquidation      4/13/2000            530,555 FU       14.0996              7,480,306.92
                                                                                         ------------------
                                                                          Total Sale        $ 7,480,306.92

                                                       -----------------------------------------------------------------
                                                       NEGATIVE MARGIN DEBT           $ (5,041,408.53)AS OF 11-30-00
                                                       -----------------------------------------------------------------



------------------------------------                                 ---------------------------------
TDW                      354,017.67                                  TDW                    15,364.87
------------------------------------                                 ---------------------------------
FU                     7,480,306.92                                  FU                  5,041,408.53
------------------------------------                                 ---------------------------------
ML                       860,720.59                                  ML                    604,531.11
------------------------------------                                 ---------------------------------
Sale Proceeds        $ 8,695,045.18                                       DEBT         $ 5,661,304.51
------------------------------------                                 ---------------------------------

                                            8695045.18
                                            5661304.51
                                    -------------------
                                       $ 14,356,349.69 Total Debit

Purchased total shares                         607,055               Purchase           17,431,663.49
Purchase proceeds                      $ 17,431,663.49               Sold               (8,695,045.18)
                                                                                    ------------------
Average cost per share                         $ 28.72               LOSS                8,736,618.31
                                                                                    ------------------
                                                                     Margin           $ 14,356,349.69
Sold                                                                 Deficit Balances $ (5,661,304.51)Brokerage Firms
Total shares sold                              607,055
Sale proceeds                          $  8,695,045.18 on margin
Margin Balance                         $ 14,356,349.69